Exhibit 99.1

SUPPORTSOFT REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2004

Exceeds Fourth Quarter Consensus Estimates for Revenue and EPS

Redwood City, Calif., January 26, 2005 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today reported financial results for its fourth quarter and full year ended December 31, 2004.

Revenue for the fourth quarter 2004 was $15.8 million, a 4% increase from $15.1 million for the same period last year and a 29% increase from $12.2 million for the previous quarter. On a GAAP basis, net income for the quarter was $2.1 million or $0.05 per diluted share compared with net income of $3.4 million or $0.08 per diluted share a year ago and a net loss of $332,000 or $0.01 loss per diluted share for the previous quarter.

Revenue for the year ended December 31, 2004 was $60.6 million, a 14% increase from $53.3 million for the previous year. Net income on a GAAP basis was $10.2 million or $0.22 per diluted share for the full year 2004, compared with net income of $9.4 million or $0.25 per diluted share for the full year 2003.

Cash and short-term investments at December 31, 2004 were $120.3 million which takes into account approximately $16 million of cash inflows and $16.8 million cash outflow for the acquisition of Core Networks in 2004 and compares to $121.4 million a year ago. For the year, deferred revenues were $16.6 million at December 31, 2004 compared to $14.2 million at September 30, 2004 and $20.9 million at December 31, 2003.

“I am very pleased with the strength of the performance that we delivered in the fourth quarter,” said Radha Basu, CEO and Chairman of SupportSoft. “Considering the competitive wins that we had in Europe and North America, the positive endorsements we received from our customers combined with the right strategies and products, we are well positioned to meet the rapidly growing opportunities in the digital service provider and enterprise markets in 2005.”

Recent Highlights:

•	SupportSoft received orders from 35 customers, including 12 enterprise customers, 18 digital service providers and 5 managed service providers. This includes orders from six customers for $1 million or more, of which two were greater than $4 million. For the full year, SupportSoft received 14 orders greater than $1 million, including four greater than $4 million.
•	Significant customer wins in the fourth quarter include Bank of America, Casema, CGI, Comcast Communications, CompuCom, EarthLink, Kimberly-Clark, PT Comm, Time Warner and TV Cabo.
•	Three leading North American and European providers of voice, video and data services each selected SupportSoft solutions for installation, activation and support automation of broadband services. On a global basis, SupportSoft now counts 20 leading cable and DSL high-speed data providers as customers, representing more than 26 million subscribers.

•	SupportSoft hosted its fifth annual Worldwide User Forum, featuring presentations from executives of more than 20 leading companies, including 3M, Belgacom, BellSouth, Comcast, Cox Communications, Fidelity Investments, HP, IBM, Lockheed Martin, Microsoft, Time Warner, UPC chello, and Washington Mutual. More than 290 attendees, including representatives from over 135 customers and partners, were provided a first hand look at how SupportSoft solutions are helping transform business by enabling organizations to activate and manage computing endpoints and service the end-users who rely on them.

Guidance

Based on the Company’s expectations and current market conditions, SupportSoft expects revenues to be between $15.7 million and $16.0 million and earnings per diluted share of $0.02 to $0.03 for the first quarter of 2005. For the full year 2005, revenues are expected to be between $69 million and $72 million, which is 15% to 20% growth over 2004, and earnings per diluted share of $0.20 to $0.23.

Earnings Call

SupportSoft will host a conference call discussing the Company’s fourth quarter results on Wednesday, January 26, 2005 starting at 2:00 p.m. PST. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.supportsoft.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the SupportSoft website, or by dialing (888) 203-1112 and entering passcode 345879.

About SupportSoft

SupportSoft is a leading provider of Real-Time Service Management (RTSM™) software designed to ease enterprise technical support, provide for IT endpoint automation and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Adelphia Communications, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, IBM, Procter & Gamble, Siebel Systems, Sony and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include Accenture, ACS, CGI, CompuCom, CSC and IBM Global Services. For more information, visit www.supportsoft.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to SupportSoft’s position to meet the rapidly growing opportunities, the expected benefits and usage of SupportSoft’s products and statements relating to future revenues and earnings per share. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, judgment by management, based upon performance, to release a portion of a deferred tax asset resulting in a credit to tax expenses, its ability to expand its international operations, its ability to manage growth effectively, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, its ability to compete successfully in the real-time service management market, long sales cycles, diversion of management attention and difficulty in integrating acquired businesses and technologies, diversion of management attention to litigation matters, system failures that may cause an interruption in its customers’ ability to use its products or services, the potential for accounting regulations and related interpretations and policies to require a change in our business practices, accounting policies and financial reporting, the ability to obtain sufficient patent protection, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Quarterly Report on Form 10- Q . Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson (650) 556-8515 ir@supportsoft.com	Jennifer Massaro (650) 556-8596 pr@supportsoft.com

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004*
Revenues:
License fees	$11,199	$9,478	$40,885	$37,923
Services	3,935	6,300	12,386	22,694

Total revenues	15,134	15,778	53,271	60,617
Costs and expenses:
Cost of license fees	99	86	369	295
Cost of services	1,856	2,932	6,846	10,010
Amortization of intangible assets	—	272	—	363
Research and development	2,381	2,779	9,199	9,746
Sales and marketing	5,979	6,377	22,038	23,965
General and administrative	1,480	1,994	5,405	6,454
In-process research and development	—	—	—	1,618

Total costs and expenses	11,795	14,440	43,857	52,451
Income (loss) from operations	3,339	1,338	9,414	8,166
Interest income and other, net	191	513	502	2,298

Income (loss) before income taxes	3,530	1,851	9,916	10,464
Income tax benefit (expense)	(165)	298	(496)	(310)

Net income (loss)	$3,365	2,149	$9,420	10,154

Net income (loss) per share:
Basic	$0.09	$0.05	$0.27	$0.24

Diluted	$0.08	$0.05	$0.25	$0.22

Shares used in computing per share amounts:
Basic	37,606	42,659	34,682	42,355

Diluted	42,125	44,648	38,048	45,590

*	Includes adjustments of $183,000 of non-cash stock-based compensation for two terminated employees which should have been recorded to expenses during the first quarter of 2004, and $203,000 of capitalized service costs and $88,000 of travel fees which should have been recorded to expenses in the second quarter of 2004. Accordingly, the Company plans to include these adjustments in its quarterly financial information included in its Form 10-K to be filed on or about March 16, 2005.

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2004*
	(unaudited)	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short term investments	$121,414	$120,341
Accounts receivable, net	12,421	9,594
Other current assets	3,814	3,643

Total current assets	137,649	133,578
Property and equipment, net	676	1,227
Goodwill	—	9,792
Intangible assets, net	—	5,084
Other assets	719	524

Total assets	$139,044	$150,205

Liabilities and Stockholders’ Equity

Accounts payable and accrued compensation	$2,279	$3,100
Other accrued liabilities	1,837	2,607
Deferred revenue	20,922	16,641

Total liabilities	25,038	22,348

Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	189,693	193,851
Other comprehensive income	(157)	(618)
Accumulated deficit	(75,534)	(65,380)

Stockholders’ equity	114,006	127,857

Total liabilities and stockholders’ equity	$139,044	$150,205

*	Includes adjustments of $183,000 of non-cash stock-based compensation for two terminated employees which should have been recorded to expenses during the first quarter of 2004, and $203,000 of capitalized service costs and $88,000 of travel fees which should have been recorded to expenses in the second quarter of 2004. Accordingly, the Company plans to include these adjustments in its quarterly financial information included in its Form 10-K to be filed on or about March 16, 2005.